EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Griffin Capital Essential Asset® REIT Sells Office Building
in Simi Valley, California
Company Collects 99% of Contractual Rent During Period Most Impacted by COVID-19
El Segundo, Calif. (July 08, 2020) – Griffin Capital Essential Asset REIT, Inc. (the “Company”) announced both the sale of a 273,241-square-foot office property located at 1800 Tapo Canyon, Simi Valley, California (the “Property”) and the collection of 99 percent of all contractual portfolio rent due during the period most impacted by the COVID-19 pandemic. The Company commented that both announcements reflect the management team’s proactive approach to asset management, the portfolio’s creditworthy tenant base and the Company’s resilient investment strategy.

Property Disposition
1800 Tapo Canyon, which is 100 percent leased to a Fortune 100 financial services company (the “Tenant”) through December 2020, was sold on June 30, 2020 for $24.5 million. The Tenant had previously announced it planned to vacate the Property upon lease expiration.

Michael Escalante, Chief Executive Officer of the Company stated, “Despite the Tenant’s plan to not renew its lease upon expiration, our sale price, combined with the attractive cash flows received over the lease term, allowed us to meet our original return expectations, thus serving as verification of our original investment thesis.”

Mr. Escalante continued, “When we acquired the Property, we were attracted by the strong yield, especially given the investment grade tenancy, the Tenant’s long-standing operating history in the area and stated preference to renew its lease at this facility. Our downside was mitigated by the potential to redevelop the asset and capitalize on the significant industrial demand in the market should the Tenant decide to not renew its lease at expiration. After preparing a plan to redevelop the Property, we received unsolicited purchase offers from credible buyers. Based on rigorous financial analysis, we determined that a sale would provide an attractive risk-adjusted return that was superior to the potential risks that might arise with the redevelopment alternative.”

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Rent Collections
The Company collected 99 percent of contractual rent for the month of June, and also received payments for a portion of unpaid rent otherwise due in April and May, resulting in an updated collection rate of 99 percent for each of those months.

Michael Escalante stated, “We continue to be pleased with our rent collections since the onset of the COVID-19 pandemic and believe that these achievements reflect the importance and value of tenant credit quality and diversification during periods of economic distress. That said, the pandemic continues to have a significant impact on our economy and many of our tenants, and therefore we are steadfast in our belief that an abundance of prudence is appropriate at this time. We are also being proactive in our portfolio management, such as by negotiating lease extensions in exchange for a variety of amendments to existing leases including rent deferrals, accelerated capital improvements and other minor alterations to lease provisions, which we believe can both support our tenants during this challenging time and also enhance the long-term stability of our portfolio. ”

About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a self-managed, publicly registered, non-traded REIT with a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type, and lease duration. Griffin Capital Essential Asset REIT, Inc.’s portfolio, as of June 30, 2020, consists of 122 office and industrial buildings, totaling approximately 27 million rentable square feet, located in 25 states, and representing a total Company enterprise value of approximately $4.7 billion.

Additional information is available at www.gcear.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the "SEC"). This is neither an offer nor a solicitation to purchase securities.

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Investor Services
888-926-2688

Media Contacts
Diana Keary, Senior Vice President
Griffin Capital Company, LLC
Dkeary@griffincapital.com
949-270-9303
Or
Joe Berg
Director
Finsbury
Joe.berg@finsbury.com
310-633-9446

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